Exhibit 5.1

Divakar Gupta

+1 212 479 6474

dgupta@cooley.com

June 10, 2019

Prevail Therapeutics Inc.

430 East 29th Street, Suite 940

New York, NY 10016

Ladies and Gentlemen:

We have represented Prevail Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-231754) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 8,455,950 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), which includes up to 1,102,950 shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Third Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Fourth Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, filed as Exhibits 3.3 and 3.4 to the Registration Statement, respectively, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company, or a duly authorized committee thereof, and that the Fourth Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before issuance of the Shares. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents, other than by the Company, submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP     55 Hudson Yards     New York, NY 10001

t: (212) 479-6000     cooley.com

Prevail Therapeutics Inc.

June 10, 2019

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Divakar Gupta

Divakar Gupta

Cooley LLP     55 Hudson Yards     New York, NY 10001

t: (212) 479-6000     cooley.com